UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2009

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc.
Form 8-K

Item 8.01	Other Events

Pepco Holdings, Inc. (“PHI”) has decided to exit the retail electric and natural gas supply business, which PHI conducts through its subsidiary Pepco Energy Services, Inc. (“Pepco Energy Services”).  In prior disclosures, PHI stated that it was performing a strategic analysis of the retail energy supply business with a view to a possible restructuring, sale or wind down of the business.  The retail energy supply business historically has generated a substantial portion of the operating income of PHI’s Pepco Energy Services operating segment.

Following a comprehensive analysis of strategic alternatives, PHI has elected to wind down the retail energy business in an orderly manner.  To effectuate the wind down, Pepco Energy Services will discontinue signing new retail energy supply contracts.  During the wind down, Pepco Energy Services will continue to fulfill all of its commercial and regulatory obligations and to perform its customer service functions to ensure that it meets the needs of its customers.

As the existing contracts expire, the operating revenue, operating expense and operating income of the retail energy supply business will diminish.  PHI expects the retail energy supply business to remain profitable based on its existing contract backlog and its corresponding portfolio of wholesale hedges through December 31, 2012, with minimal losses beyond that date primarily reflecting estimated general and administrative expenses necessary to perform fully the remaining contracts in excess of estimated revenues from those contracts.

As of November 30, 2009, Pepco Energy Services’ supply obligations for future delivery of energy to retail customers consisted of approximately 24.9 million megawatt-hours of electricity and 113 billion cubic feet of natural gas for the period December 1, 2009 through May 31, 2014.  Approximately 52% of this retail electric backlog and 50% of this retail natural gas backlog will be delivered to retail customers by December 31, 2010; an aggregate of 79% of the retail electric backlog and 78% of the retail natural gas backlog will be delivered by December 31, 2011; and an aggregate of 95% of the retail electric backlog and 95% of the retail natural gas backlog will be delivered by December 31, 2012.  Substantially all of Pepco Energy Services’ retail customer obligations will be fully performed by June 1, 2014.

In connection with the operation of the retail energy supply business, as of November 30, 2009, Pepco Energy Services had collateral requirements, which are based on existing wholesale energy purchase and sale contracts and current market prices, of approximately $315 million committed to its wholesale energy suppliers.  Of this collateral amount, $186 million was in the form of letters of credit and $129 million was posted in cash.  Pepco Energy Services estimates that at current market prices, with the wind down of the retail energy supply business, this collateral will be released as follows:  57% by December 31, 2010; an aggregate of 85% by December 31, 2011; and an aggregate of 95% by December 31, 2012.  Substantially all collateral will be released by June 1, 2014.

Pepco Holdings, Inc.
Form 8-K

Pepco Energy Services will record a pre-tax impairment charge in the fourth quarter with respect to its retail energy supply business in the approximate amount of $4.3 million, reflecting the write off of all goodwill allocated to this business.  Additionally, Pepco Energy Services will record a pre-tax charge in the fourth quarter related to employee severance expenditures of approximately $0.7 million.  Pepco Energy Services’ net income for the nine months ended September 30, 2009 was approximately $32 million.

Pepco Energy Services’ remaining line of business - principally providing energy savings performance contracting services to federal, state and local government customers - will not be affected by the wind down of the retail energy supply business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)

Date:	December 7, 2009	/s/ A. J.KAMERICK
Name: Anthony J. Kamerick Title: Senior Vice President and Chief Financial Officer